UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Universal Forest Products, Inc.

(Name of Registrant as Specified In Its Charter)

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Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Notice of Annual Meeting

The Annual Meeting of Shareholders of Universal Forest Products, Inc. will be held in the Company’s Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, on Wednesday, April 16, 2014, at 8:30 a.m. local time (registration begins at 8:00 a.m.) for the following purposes:

(1)	To elect three directors for three year terms expiring in 2017.

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.

(3)	To participate in an advisory vote on executive compensation.

(4)	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 18, 2014, are entitled to notice of and to vote at the meeting.  To vote by telephone, shareholders of record may call toll free on a touch-tone telephone, 1-800-690-6903, enter the control number located on their Notice, and follow the recorded instructions.  To vote on the Internet, shareholders of record may go to the Internet address http://www.proxyvote.com, enter the control number located on their Notice, and follow the instructions provided.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Tutas, General Counsel and Secretary

March 7, 2014

Your vote is important. Even if you plan to attend the meeting,
PLEASE VOTE YOUR PROXY PROMPTLY.

Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525

Annual Meeting of Shareholders

April 16, 2014

Proxy Statement

SOLICITATION OF PROXIES

This Proxy Statement and the enclosed proxy are being furnished to holders of common stock, no par value, of Universal Forest Products, Inc. (the "Company").  Our Board of Directors (the "Board") is soliciting proxies for use at our Annual Meeting of Shareholders to be held on April 16, 2014, and at any adjournment of that meeting, at our Technology and Training Building, 2880 East Beltline Lane NE, Grand Rapids, MI 49525, at 8:30 a.m. local time.  Registration for the meeting begins at 8:00 a.m.

VOTING AT THE MEETING

If the enclosed Proxy is properly signed and returned, the shares represented by the proxy will be voted at our Annual Meeting of Shareholders and at any adjournment of the meeting.  If a shareholder specifies a choice, the proxy will be voted as specified.  If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in the Proxy Statement, for the ratification of the appointment of our independent registered public accounting firm, for the proposal to approve our executive compensation (on an advisory basis), and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting.

In accordance with the rules promulgated by the Securities and Exchange Commission (“the SEC”), we have elected to use the Internet as our primary means of providing our proxy materials to our shareholders. Unless requested, shareholders will not receive paper copies of our proxy materials. Instead, we will mail our shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing our proxy materials and for voting via the Internet or telephone.  The Notice of Internet Availability of Proxy Materials will also provide information on how shareholders may obtain paper copies of proxy materials free of charge, if they so choose.

Returning your completed proxy will not prevent you from voting in person at our Annual Meeting of Shareholders, if you wish to do so.  In addition, you may revoke your proxy at any time before it is voted, by written notice to our secretary prior to our Annual Meeting of Shareholders, by submission of a later-dated proxy, or by the withdrawal of your proxy and voting in person at our Annual Meeting of Shareholders.

The cost of the solicitation of proxies will be paid by our Company.  In addition to the use of the United States Postal Service, proxies may be solicited personally, by telephone, by facsimile, or by electronic mail by our employees who will not receive additional compensation for soliciting proxies.  We do not intend to pay any compensation for the solicitation of proxies, except that we will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending materials to beneficial owners and obtaining their proxies.

VOTING SECURITIES

Holders of record of common stock at the close of business on February 18, 2014, will be entitled to vote at our Annual Meeting of Shareholders.  As of February 18, 2014, there were 19,949,975 shares of common stock outstanding. The presence in person or by proxy of at least 51% of such shares constitutes a quorum. A shareholder is entitled to one vote for each share of common stock registered in the shareholder's name at the close of business on February 18, 2014.  Under Michigan law, abstentions are treated as present and entitled to vote and therefore count in determining the presence of a quorum.  A broker non-vote on a matter is considered not entitled to vote on that matter and, therefore, is not counted in determining (1) the existence of a quorum, or (2) whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.  A broker non-vote occurs when a broker or similar holder has not received voting instructions from the beneficial holder of these shares and is barred from exercising its discretionary authority to vote the shares because the proposal is “non-routine.”  Votes cast at the meeting or submitted by proxy will be counted by inspectors of the meeting appointed by our Company.  There is no right to cumulative voting on any matter.

ELECTION OF DIRECTORS

Our Board presently consists of ten members.  These members are divided into three classes, as equal in number as possible, with the classes to hold office for staggered terms of three years each.  Our Board has nominated incumbent directors Gary F. Goode, Mark A. Murray, and Mary E. Tuuk to three-year terms expiring at our 2017 Annual Meeting of Shareholders.  Director John W. Garside, who has been a director since 1993, is not seeking re-election to our Board.  We thank him for his service and guidance, as well as the insight he provided to our Company during his term.  Mr. Garside’s term expires at our 2014 Annual Meeting of Shareholders, after which our Board will consist of nine members. Mr. Goode and Mr. Murray are incumbent directors previously elected by our shareholders. Ms. Tuuk was appointed as a director in January of this year.

The persons named as proxy holders in the accompanying proxy will vote for the above-named nominees, unless a shareholder directs them differently by proxy.  If a nominee is not available for election as a director at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board may designate a substitute nominee, and the accompanying proxy will be voted for the substituted nominee.

A plurality of the votes cast at the Annual Meeting of Shareholders is required to elect the nominees as directors.  Accordingly, the three individuals who receive the greatest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker  non-vote, or otherwise, will not be treated as votes cast at the meeting.

The Board of Directors recommends a vote “FOR” the election of each person nominated by the Board.

The following table provides certain biographical information for each person who is nominated for election as a director at our Annual Meeting of Shareholders and for each person who is continuing as an incumbent director.  The information was provided to us as of January 31, 2014 by the respective nominees and directors.

Names, (Ages), Positions, and Backgrounds of Directors and Nominees	Service as a Director

Nominees for Terms Expiring in 2017

Gary F. Goode (68) retired from Arthur Andersen LLP in March 2001 after 29 years.  Following his retirement, Mr. Goode has worked as an independent consultant, and has served as Chairman of Titan Sales and Consulting LLC since January 2004. Mr. Goode has been on the Board of Directors of Gentex Corporation since 2003 and serves on its Audit, Compensation, and Nominating Committees.
Director since 2003. Chairman of Audit Committee.

Mr. Goode is a financial expert, as defined by the SEC.  As a result of 29 years as a Certified Public Accountant, he gained valuable insight into a wide variety of businesses.  His financial acumen, coupled with these varied business experiences, provides a great frame of reference for successful business practices at other companies. His working career also gives him extensive experience working with companies whose securities are registered with the SEC.

Mark A. Murray (59) serves as Co-CEO and Vice Chairman of the Board of Meijer Inc., a regional retail chain.  He has been in executive leadership at Meijer since 2006.  From 2001 to 2006, he was the President of Grand Valley State University.  He also served as Treasurer for the State of Michigan from 1999 to 2001 and Vice President of Finance and Administration for Michigan State University from 1998 to 1999.  Mr. Murray received his B.S. in economics and his M.S. in labor and industrial relations from Michigan State University.  In addition to his service on our Board, he is a director for DTE Energy and serves on its Finance Committee and Public Relations Committee, and a director or trustee of many community and professional organizations.
Director since 2004. Chairman of Nominating and Corporate Governance Committee. Member of Audit Committee.

Mr. Murray is a financial expert, as defined by the SEC.  His qualifications to sit on our Board include his experience as president of a major Michigan-based corporation and his experience as a university president and a State of Michigan government official.  He also has extensive experience in financial accounting matters for complex organizations, strategic planning and corporate development, combined with strong skills in corporate finance, sales and marketing, and government relations and public policy.  He also has experience serving as a director of another publicly-traded corporation.

Mary E. Tuuk (49) is Executive Vice President of Corporate Services, and Secretary of the Board of Directors, for Fifth Third Bancorp of Cincinnati, OH.  Prior to assuming her current role, Ms. Tuuk served as President of Fifth Third Bank (Western Michigan) where she had leadership responsibility for the growth and strategic direction of major lines of business.  From June 2007 through December 2011, Ms. Tuuk held the positions of Executive Vice President and Chief Risk Officer of Fifth Third Bancorp.  She has been named one of the “25 Women to Watch in Banking” by the American Banker magazine each year since 2008. She serves on the boards of a variety of civic and charitable organizations and foundations.
Director since 2014.

Ms. Tuuk’s experience in financial services adds a unique perspective to our Board.  Her expertise in enterprise risk management, corporate and legal compliance, regulatory management, government affairs, and strategic planning further enhances her value as a Board member.

Incumbent Directors - Terms Expiring in 2015

Matthew J. Missad (53) is Chief Executive Officer of our Company,a position to which he was appointed on July 13, 2011. From 1996 to 2011, he was Executive Vice President, General Counsel, and Secretary, in addition to serving on the boards of subsidiary entities, including international partnerships.
Director since 2011.

Mr. Missad’s experience and exposure to nearly all facets of our business is integral to the growth of our Company.  Having led, at various times, the human resources, insurance, marketing, wood preservation, engineering, transportation, and compliance teams, and serving on our executive leadership team, he has an ability to understand and motivate people and teams, a capacity to simplify complex issues for sound decision-making, and a well-rounded and deep understanding of our Company’s business, people, markets, and opportunities.

Thomas W. Rhodes (52) is President and Chief Executive Officer of TWR Enterprises, Inc. of Corona, CA, a company he formed in 1984, which is the largest framing contractor in Southern California.  Mr. Rhodes has served as a board member of the California Framing Contractors Association, Building Industry Association, Orange County, and the California Professional Association of Specialty Contractors, Orange County/Inland Empire.
Director since 2012. Member of Audit Committee. Member of Personnel and Compensation Committee.

Mr. Rhodes has spent over 29 years building his business while establishing and developing relationships in the residential building and commercial construction industry.  Mr. Rhodes’ experience in the site-built construction business and his career as a framing contractor and an entrepreneur provides our Board and manage-ment with meaningful insight into this market and its prospects. His creative and strategic-thinking skills enabled him to branch out into other ventures, including real estate, hotel development, and insurance.  These experiences provide a unique benefit to his service on our Board.

Louis A. Smith (74) is President of the law firm of Smith and Johnson, Attorneys, P.C., of Traverse City, Michigan and serves as a member of the Advisory Council for the University of Notre Dame Law School.  Mr. Smith served on The State Board of Law Examiners, upon nomination by the Michigan Supreme Court and by gubernatorial appointment.
Director since 1993. Lead Director. Member of Audit Committee. Member of Personnel and Compensation Committee.

Mr. Smith utilizes his 48 years in the active practice of law to assist our Company’s evaluation of legal and strategic risks.  He has significant business ownership expertise, including in-depth experience with regulated industries such as banking and oil and gas.  He has tremendous institutional knowledge and experience based on his 19 years as a member of our Board.

Incumbent Directors - Terms Expiring in 2016

William G. Currie (66) is Chairman of the Board of our Company. He joined our Company in 1971, serving as a salesman, general manager, vice president, and executive vice president.  He was the Chief Executive Officer of our Company from 1989 to 2006, and on January 1, 2000, also became Vice Chairman of the Board.  On April 19, 2006, he was named Chairman of the Board and served as an employee with the title of Executive Chairman until he retired from our Company on July 20, 2009.  Mr. Currie has been on the board of Forestar Real Estate Group Inc. since 2008 and serves on its Audit Committee and Management Development and Executive Compensation Committee.
Director since 1978.

During his tenure with our Company, Mr. Currie created and, to this day, maintains extremely valuable relationships with many in the lumber and building materials industries.  He has an in-depth understanding of our Company’s supply chain and customer base, which makes him an important asset to management in assessing growth opportunities and strategic objectives.

John M. Engler (65) became President of the Business Round-table on January 15, 2011.  He was President and Chief Executive Officer of the National Association of Manufacturers from October 2004 until he took over as head of the Business Roundtable.  He was President of State and Local Government Business and Vice President of Government Solutions for North America for EDS in Herndon, Virginia from February 2003 to September 2004. He served as Governor of the State of Michigan from 1991 to 2003.  Mr. Engler has served on the board of Munder Capital Management since 2003 and on the board of K-12 Inc. since November 2012. He served on the board of Delta Airlines from 2008 until 2012, and on the board of Northwest Airlines from 2003 until 2008.
Director since 2003. Member of Nominating and Corporate Governance Committee. Member of Personnel and Compensation Committee.

Mr. Engler's law degree, coupled with his experience in successfully leading the State of Michigan for 12 years, gives him a unique capacity to understand complex issues and to simplify them in an efficient and effective manner.  As President of the Business Roundtable, Mr. Engler leads an association of chief executive officers of leading U.S. companies with over $7 trillion in annual revenue and more than 16 million employees.  His work on issues ranging from tax and trade to corporate governance and regulatory policy allows him be a key contributor as a director.

Bruce A. Merino (69) retired from The Home Depot in 2009, after 25 years with the company.  At the time of his retirement, he was Senior Vice President of Merchandising and President of The Home Depot's Expo Design Center.  Mr. Merino sits on the City of  Hope's Home Improvement Board Council and is its chair.  Mr. Merino has been able to utilize his 38 years of experience in the home improvement industry to assist our Company in strategy and operations for our DIY market.  Mr. Merino understands the procurement and marketing operations of big box retailers, which is very valuable to our Company.
Director since 2009. Chairman of Personnel and Compensation Committee. Member of Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE AND BOARD MATTERS

For many years, our Board has been committed to sound and effective corporate governance practices. The Board has documented those practices in our Corporate Governance Principles (the “Principles”). These Principles address director qualifications, director responsibilities, periodic performance evaluations, stock ownership guidelines, and a variety of other corporate governance matters.  These Principles also require the Board to have an Audit Committee, Nominating and Corporate Governance Committee, and a Personnel and Compensation Committee.  Our Corporate Governance Principles, along with the charters of each of these committees, are available for review on our website at www.ufpi.com under the tab “Investor Relations.”

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers, and directors.  We have also adopted a Code of Ethics for Senior Financial Officers.  Each Code is posted on our website, and any changes or waiver to either code will be disclosed on our website at www.ufpi.com under the tab “Investor Relations.”

Affirmative Determination Regarding Director Independence and Other Matters

As required by our Corporate Governance Principles, our Board has determined each of the following directors to be an "independent director," under the Nasdaq Stock Market Rules (the "Nasdaq Standard"):  John M. Engler, John W. Garside, Gary F. Goode, Bruce A. Merino, Mark A. Murray, Thomas W. Rhodes, Louis A. Smith, and Mary E. Tuuk.  There are no family relationships between or among the directors and our executive officers.

To assist our Board, the Nominating and Corporate Governance Committee reviewed the applicable legal standards for director and board committee independence, as well as the criteria applied to determine "audit committee financial expert" status and the answers to annual questionnaires completed by each of the directors.  On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board, and the Board made its independence and "audit committee financial expert" determinations based upon that report and each member's review of the information made available to the Nominating and Corporate Governance Committee.

The effectiveness of each of our directors is monitored through the use of an annual assessment.  Our Board does not have a mandatory retirement age policy.  We believe that the ability of a Board member to add value to our Company is not dependent on age; rather, it is based on the director's actual performance.  As a result, we expect that some directors will not serve until a typical retirement age, while others may serve longer.

Committees

Audit Committee.  Each member of the Audit Committee is "independent" under the Nasdaq Standard as well as the applicable rules of the SEC for audit committee membership. Our Board has determined that Mr. Goode and Mr. Murray each qualify as an "audit committee financial expert," as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934 (the "Exchange Act").  The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter.  In general, the primary purpose of this Committee is to assist the Board in overseeing management's conduct of our financial reporting processes and system of internal controls regarding finance, accounting, legal compliance, and ethics.  During 2013, the Audit Committee held six meetings.

Personnel and Compensation Committee.  Each member of this Committee is “independent” under the Nasdaq Standard. The Committee is responsible for reviewing and recommending to the Board the timing and amount of compensation for key employees, including salaries, bonuses, and other benefits, as well as director compensation. This Committee is also responsible for administering our equity-based incentive plans and for reviewing compensation plans and awards as they relate to key employees. The Committee has the authority to retain consultants and third-party advisors for assistance. The Committee has the ultimate authority to determine matters of executive compensation; however, it may rely upon recommendations of our Chief Executive Officer for matters of compensation for officers and Named Executives (as defined in the Summary Compensation Table), other than the Chief Executive Officer.  Additional information on the Committee's role and practices involving executive compensation is described in the Compensation Discussion and Analysis in this Proxy Statement.  The full responsibilities of the Personnel and Compensation Committee are set forth in its Charter.  During 2013, the Personnel and Compensation Committee held two meetings.

Nominating and Corporate Governance Committee.  Each member of the Nominating and Corporate Governance Committee is "independent" under the Nasdaq Standard.  The Nominating and Corporate Governance Committee considers and proposes director nominees to the Board for election by our shareholders, selects candidates to fill Board vacancies as they may occur, makes recommendations to the Board regarding Board committee memberships, reviews succession planning for the Chief Executive Officer, generally monitors our corporate governance system, and performs any other functions or duties deemed appropriate by our Board.  The full responsibilities of the Nominating and Corporate Governance Committee are set forth in its Charter.  The Committee and Board adopted a Policy Governing Director Qualifications and Nominations, the details of which are described below, which include certain minimum qualification and board composition standards.  During 2013, the Nominating and Corporate Governance Committee held three meetings.

Shareholder Nominees for Director.  Our Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors.  A shareholder who wishes to nominate a person to serve as a director must provide us with written notice. The notice must include: (1) the name and address of both the shareholder who intends to make the nomination and the person or persons nominated; (2) a representation that the shareholder is a current holder of record, will continue to hold those shares through the date of the meeting, and intends to appear in person or by proxy at the meeting; (3) a description of all arrangements between the shareholder and each nominee; (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Exchange Act had the nominee been nominated by the Board; and (5) the consent of each nominee to serve as director.  The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Nominating and Corporate Governance Committee to make proper assessments as to his or her qualifications.  Nominations must be addressed to the Chairman of the Nominating and Corporate Governance Committee at our headquarters, and must be received no fewer than 60 days but not more than 90 days prior to our Annual Meeting of Shareholders.

Director Qualifications and Requirements.  Our Board has adopted a Policy Governing Director Qualifications and Nominations (the “Policy”).  The Policy is included in the Committee’s Charter, which is available on our Company’s website.  The Policy sets forth the general process the Committee is required to follow for identifying and evaluating director nominees, including nominees recommended by shareholders.  Under the Policy, the Committee has the authority to seek director candidates from any source deemed appropriate, including recommendations of candidates submitted by shareholders.  The Policy requires the Committee to evaluate all proposed director candidates in the same manner, irrespective of the source of the initial recommendation of the proposed candidate.

The Policy includes minimum qualification standards, Board composition standards, and additional qualification criteria.  With respect to the former, the Policy requires that the Committee be satisfied that each recommended nominee meet the following qualifications:

(1)	Integrity. The candidate must exhibit high standards of personal integrity and ethical character.

(2)	Absence of Conflicts of Interest. The candidate must not have any interests that would impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to our Company and its shareholders.

(3)	Fair and Equal Representation. The candidate must be able to represent fairly and equally all shareholders of our Company, without favoring or advancing any particular shareholder or other constituency.

(4)	Experience. The candidate must have experience at a strategic, policy making, or senior management level in a business, government, non-profit, or academic organization of high standing.

(5)	Business Understanding. The candidate must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, and basic concepts of corporate finance.

(6)	Available Time. The candidate must have, and be prepared to devote, adequate time to our Board and its committees.

In addition to these minimum qualification criteria, the Committee is required to recommend Board candidates to help ensure that a majority of our Board is independent, that each of the Audit, Personnel and Compensation, and Nominating and Corporate Governance Committees is comprised entirely of independent directors, and that at least one member of the Audit Committee qualifies as an Audit Committee financial expert.  The Committee and our Board also consider diversity in their identification of director candidates.  Diversity in business and professional experience, education, and background benefit our Company by increasing the range of skills and perspectives available to our Board.  Director nominees are selected without regard to race, gender, religious belief, or national origin.  Our Board believes that adherence to these principles will provide an environment and practices that will yield the best return for our shareholders.

The Committee has, to date, not paid any third-party fees to assist in identifying and evaluating nominees.  The Committee has not received any recommended nominations from any of our shareholders in connection with our 2014 Annual Meeting of Shareholders.

Communications with the Board

Generally, shareholders who have questions or concerns regarding our Company should contact Investor Relations at 800-598-9663.  However, any shareholder who wishes to address questions regarding the business or affairs of our Company directly with the Board or any individual director should direct his or her questions in writing to our Secretary at 2801 East Beltline NE, Grand Rapids, MI 49525.  Our Secretary has been directed to promptly forward all communications to the full Board or the specific director indicated in the letter.

Meeting Attendance

Each director is expected to make a reasonable effort to attend all meetings of our Board, applicable committee meetings, and the Annual Meeting of Shareholders.  All but one of our directors attended our 2013 Annual Meeting of Shareholders.  During the last fiscal year, there were four regular meetings of the Board, and the Board took action by unanimous written consent on one occasion. All of the directors attended all of the Board and Committee meetings for which they were eligible to attend.  During fiscal 2013, the independent members of our Board met in executive session, without the presence of management, on four occasions.

Leadership Structure and the Board's Role in Risk Oversight

William G. Currie, our current Chairman of the Board, was formerly our Company’s Chief Executive Officer and served as Executive Chairman until his retirement from our Company in July 2009.  While Mr. Currie now qualifies as an independent director under the NASDAQ Standard, our Board continues to regularly hold sessions of its meetings that are exclusively attended by independent directors, excluding the presence of Mr. Currie.  Louis A. Smith serves as Lead Director to chair the meetings of independent directors, to communicate actions requested by the independent directors, and to serve as a liaison between the independent directors and our Chief Executive Officer.  Mr. Smith receives $10,000 per year for serving in this capacity.  We believe that the governance of our Board, as currently constituted, is more effective by separating the offices of chairman of the board and chief executive officer.

Our Board of Directors, through its three committees, has an advisory role in risk oversight for our Company. Company management maintains primary responsibility for the risk management of our Company. The current trends toward increased regulation, litigation, and political volatility make it extremely difficult to predict the type and magnitude of risks facing our Company. In spite of this unpredictability, our Board relies on the representations of management, periodic reports from our independent auditors, as well as internal audit services performed by a third party, our Company's systems of internal controls, our Company's insurance advisors, and the historically conservative practices of our Company to provide comfort on our Company's ability to manage its risks.  Management's discussion of current risk factors are set forth in our Company's Annual Report on Form 10-K.

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014

The Audit Committee of the Board completed a competitive process for purposes of selecting an audit firm to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2014.  Effective February 27, 2014, the Audit Committee approved the engagement of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for purposes of auditing the Company’s financial statements, effective as of that date.  This selection resulted in the dismissal of Ernst & Young LLP (“E&Y”), which had served that role until that date.

The audit reports of E&Y on the consolidated financial statements of the Company as of and for the years ended December 29, 2012 and December 28, 2013, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent calendar years ending December 29, 2012 and December 28, 2013, and from December 28, 2013 through February 27, 2014, the effective date of E&Y’s dismissal (the “Relevant Period”), there have been no (i) disagreements between the Company and E&Y on any matters of accounting principle or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused E&Y to make reference to the subject matter of such disagreements in connection with its reports for those years, or (ii) reportable events as described in Item 304(a)(1)(v) (“Reportable Events”) of Regulation S-K.

During the Relevant Period, neither the Company nor (to the Company’s knowledge) anyone acting on behalf of the Company, consulted with Deloitte regarding either (i) the application of accounting principles to a specified transaction (either completed or proposed), (ii) the type of audit opinion that might be rendered on the Company’s financial statements, or (iii) any matter that was either the subject matter of a “disagreement,” as described in Item 304(a)(1) of Regulation S-K, or a Reportable Event.

We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm.  Although ratification is not legally required, the Board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate governance.  Representatives of Deloitte are expected to be present at our Annual Meeting of Shareholders to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of the majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.  Abstentions and broker non-votes will not be treated as votes cast in this matter.  Unless otherwise instructed by you, brokers, banks, and other street-named holders will have the discretionary authority to vote your shares on this matter.

If our shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board.  Even if the selection is ratified, the Audit Committee, at its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our shareholders.

The Board of Directors recommends a vote “FOR” this proposal to ratify the appointment of Deloitte as our Company's independent registered public accounting firm for fiscal 2014.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – DISCLOSURE OF FEES

As explained above, E&Y served as our independent registered public accounting firm for the fiscal years ended December 29, 2012 and December 28, 2013.  The following table sets forth the fees we paid to E&Y for those years, all of which were pre-approved by the Audit Committee.

	2013	2012
Audit Fees(1)	$691,000	$537,000
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0
Total	$691,000	$537,000
___________________________________
(1)	Includes annual audit, quarterly reviews, audit of internal controls, consultation, and preferability letter related to goodwill evaluation.

Audit Committee Pre-Approval Policy.  The Audit Committee has established a pre-approval policy and procedures for audit, audit-related, and tax services that can be performed by our independent registered public accounting firm. The policy sets out the specific services that must be pre-approved by the Audit Committee, and places limitations on the scope of these services while ensuring that the independence of the auditors to audit our financial statements is not impaired.  The policy prohibits us from retaining E&Y for services which are proscribed by rules of the SEC.  In addition, the policy requires disclosure of non-audit services performed by our auditors.  The pre-approval policy does not include a delegation of the Audit Committee's responsibilities and authority under the pre-approval policy.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

At our Annual Meeting on April 13, 2011, our shareholders advised us that they prefer to vote, on an advisory basis, on the approval of our executive compensation each year.  Accordingly, we are offering our shareholders the opportunity to vote, on an advisory basis, on the approval of the compensation of our Named Executives.  Because your vote is advisory, it will not be binding on our Board.  However, our Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our Company has had a long-standing tradition of delivering results to our shareholders.  Because the compensation of our executives has been closely linked to Company performance, our executive compensation programs have played a major role in our ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.

We believe our executive compensation programs are effective and structured in a manner that (a) is consistent with our compensation philosophy and objectives (as described in our Compensation Discussion and Analysis below), (b) promotes our business objectives, and (c) supports our culture and traditions that have existed for over 58 years.

Our compensation programs are substantially tied to our key business objectives and the success of our shareholders.  If the value we deliver to our shareholders declines, so does the compensation we deliver to our executives.  We closely monitor the compensation programs and pay levels of executives of companies of similar size and complexity, so that we may ensure our compensation programs are within the norm of a range of market practices and remain competitive.

Our Committees, Chairman of the Board, and Chief Executive Officer engage in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

Accordingly, our Board of Directors recommends that you vote in favor of the following resolution:

"RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and related material disclosed in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders, is hereby APPROVED."

The Board of Directors recommends a vote “FOR” this proposal.

OWNERSHIP OF COMMON STOCK

The following table sets forth information as to each shareholder known to have been the beneficial owner of more than five percent (5%) of our outstanding shares of common stock as of December 31, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

BlackRock, Inc.	2,098,703	(3)	10.5%
40 East 52nd Street
New York, NY 10022

Franklin Resources, Inc.	1,906,367	(4)	9.6%
One Franklin Parkway
San Mateo, CA 94403

Dimensional Fund Advisors LP	1,690,075	(5)	8.5%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

Heartland Advisors, Inc.	1,532,994	(6)	7.7%
789 North Water Street
Milwaukee, WI 53202

T. Rowe Price Associates, Inc.	1,446,850	(7)	7.2%
100 E. Pratt Street
Baltimore, MD 21202

The Vanguard Group, Inc.	1,146,612	(8)	5.7%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 1,474 shares which are subject to options exercisable in 60 days.

(3)	BlackRock, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on January 8, 2014.

(4)	Franklin Resources, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 11, 2014.

(5)	Dimensional Fund Advisors LP ("Dimensional"), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (the "Funds"). All shares are owned by the Funds. Dimensional possesses investment and/or voting power over our Company's securities and may be deemed to be the beneficial owner of the shares, as noted on the Schedule 13G it filed with the SEC on February 10, 2014. Dimensional expressly disclaims beneficial ownership of such securities.

(6)	Heartland Advisors, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 6, 2014.

(7)	These securities are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities (as noted on the Schedule 13G it filed with the SEC on February 13, 2014).

(8)	The Vanguard Group, Inc., either directly or through affiliated companies, beneficially owned this number of shares, as noted on the Schedule 13G it filed with the SEC on February 12, 2014.

SECURITIES OWNERSHIP OF MANAGEMENT

The following table contains information with respect to ownership of our common stock by each director, nominees for election as director, each Named Executive in the tables under the caption "Executive Compensation," and all executive officers and directors as a group.  The information in this table was furnished by our officers, directors, and nominees for election of directors, and represents our understanding of circumstances in existence as of December 28, 2013:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Robert W. Lees	151,835	(3)	*
William G. Currie	89,118		*
Patrick M. Webster	66,098		*
John W. Garside	64,849	(4)	*
Matthew J. Missad	58,572	(3)	*
Michael R. Cole	37,071	(3)	*
Louis A. Smith	32,066	(4)	*
Gary F. Goode	29,104	(4)	*
Mark A. Murray	23,067	(4)	*
John M. Engler	12,040	(4)	*
Allen T. Peters	8,755	(3)	*
Bruce A. Merino	5,409		*
Thomas W. Rhodes	4,474	(4)	*

All directors and executive officers as a group (18 persons)	763,744(3	)(4)	3.8%

* Less than one percent (1%).

(1)	Except as otherwise indicated by footnote, each named person has sole voting and investment power with respect to the shares indicated.

(2)	Shares outstanding for this calculation include 1,474 shares which are subject to options exercisable in 60 days.

(3)	Includes shares subject to issuance under our deferred compensation plans for Messrs. Missad, Cole, Webster, Lees, and Peters in the amount of 15,685 shares, 5,757 shares, 30,151 shares, 5,432 shares, and 188 shares, respectively.

(4)	Includes shares held in our Director Retainer Stock Plan for Messrs. Engler, Garside, Goode, Murray, Rhodes, and Smith who hold 3,878 shares, 18,037 shares, 20,842 shares, 14,505 shares, 3,466 shares, and 11,304 shares, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe our employees are our most important asset. Our executive compensation program has been designed to motivate, reward, attract, and retain the management deemed essential to ensure our Company’s success.  The program seeks to align executive compensation with Company objectives, business strategy, and financial performance.  In applying these principles, we seek to:

-	Support an environment that rewards performance for achievement of Company goals;
-	Attract and retain key executives critical to the long-term success of our Company; and
-	Align the interests of executives with the long-term interests of shareholders through stock ownership initiatives and requirements.

We believe the compensation of our executives should reflect the performance of the business units in which they are involved.  We further believe the performance of our executives in managing our Company, considered in light of general economic and specific Company, industry, and competitive conditions, should be the basis for determining their overall compensation.

To date, our executive compensation program and its objectives have been widely supported by our shareholders.  At last year’s shareholder meeting, almost 99% of the votes cast by our shareholders, on an advisory basis, approved of the compensation paid to our Named Executives.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward overall financial performance and each person’s individual contribution to our Company.  In measuring an individual’s contribution to our Company, the Personnel and Compensation Committee (the "Committee") considers numerous factors, including the individual's contribution to Company performance, individual performance relative to pre-established Company goals, and general economic conditions in the markets we serve.

Compensation Program Components

The Committee has responsibility for establishing, implementing, and monitoring adherence to our compensation philosophy and established programs.  The Committee seeks to ensure that the total compensation paid to our executives is fair, reasonable, and competitive.

The principal components of our executive compensation consist of (a) base salary, (b) annual performance incentives (generally paid under our Performance Bonus Plan), and (c) long-term incentive compensation (generally payable in the form of equity-based compensation awards).  Base salaries are set for our executive officers at the Committee's January meeting each year.  At this meeting, our Chief Executive Officer makes compensation recommendations to the Committee with respect to our executive officers.  The Committee may accept or adjust such recommendations; it makes the sole determination of the compensation for our Chief Executive Officer.

Base Salaries.  Historically, we have provided modest base salaries and created opportunities for significant performance-based incentive compensation.  The Committee has complete discretion in determining base salary amounts (including the grant and amount of any annual discretionary incentive payments or stock or option awards), regardless of whether corporate or individual performance goals are achieved.

The Committee may, but is not required to, use objective and subjective measures in exercising its discretion in setting base salaries.  Although the Committee does not use the data to set salaries, the Committee has reviewed the compensation information of our peer group companies.  Our current peer group companies are:  BlueLinx Holdings Inc., Builders First Source, and Louisiana Pacific Corp.

The Committee also has access to publicly available compensation information from other publicly held companies to make informed decisions regarding pay and benefit practices, including base salaries.  However, this information is not used to set salaries for our Named Executives.  Surveys prepared by management are also used to periodically ensure that our Company is maintaining its labor market competitiveness.  The Committee presently does not engage any consultant for executive and/or director compensation matters.  Historically, our Company has utilized third-party data on compensation practices and base pay scales solely for purposes of clarifying that our Company's base compensation is generally competitive.  To date, the Committee has not used that information for purposes of either establishing base salaries or ultimately justifying the eventual establishment of base salaries.

The Committee approved salary increases to the Named Executives, identified in the Summary Compensation Table, as follows:

Named Executive	Effective Date	New Salary	% Increase
Matthew J. Missad	February 1, 2014	$526,950	2.2%
Michael R. Cole	February 1, 2014	$314,983	3.3%
Patrick M. Webster	February 1, 2014	$387,051	3.1%
Robert W. Lees	February 1, 2014	$285,720	2.0%
Allen T. Peters	February 1, 2014	$252,500	3.1%

Annual Incentive Compensation.  Our Company’s Performance Bonus Plan provides for the contribution of a fixed percentage of pre-bonus operating profit to each of a number of bonus pools, based upon the pre-bonus Return on Investment (“ROI”) of each plant, region, and division (each of which is referred to as a "Business Unit"), as well as a separate Corporate Business Unit bonus pool.  Combined, these bonus pools are the source for our Company’s aggregate bonus awards.

ROI is determined based upon the Business Unit's pre-bonus operating profit, less income taxes, divided by the average investment of the Business Unit.  Average investment is defined as the average of inventory, plus accounts receivable, plus net property, plant and equipment, plus intangibles, less accounts payable.

At the beginning of each year, each participant is allocated a fixed percentage of his or her respective pool.  If the Business Unit generates profits which result in a bonus pool, the participant receives the allocated percentage as a performance bonus. The dollar amount of that pool is based upon the Business Unit’s aggregate ROI.  As ROI increases, a higher percentage of pre-bonus operating profit is contributed to the pool.

For the Corporate Business Unit, the minimum contribution percentage of 4.31% of pre-bonus operating profit occurs at the lowest level of ROI, which is 3.50%.  The maximum contribution percentage of 10.47% occurs at an ROI of 25.50% and higher.  In general, for every hundred basis point improvement in ROI, our Company contributes an approximate, additional 28 basis points of pre-bonus operating profit to the Corporate Business Unit bonus pool.  Three of our Named Executives participated in the Corporate Business Unit bonus pool in 2013.

For 2013, our Company achieved an overall ROI of 9.65%.  This resulted in a contribution of $5,874,071 to the Corporate Business Unit bonus pool, which equaled 5.99% of pre-bonus operating profit. The performance bonus for each of the Named Executives (other than Messrs. Lees and Peters) was based upon our Company's total ROI.  The performance bonuses for Messrs. Lees and Peters were based upon the ROI of their respective Business Unit.

For example, the bonus amount for Mr. Missad was determined by the Company's ROI, as a whole.  Based upon that performance, we contributed the calculated amount of pre-bonus operating profit to the Corporate Business Unit bonus pool.  Mr. Missad was eligible to receive a 20% allocation of the Corporate Business Unit bonus pool for 2013.  That percentage, multiplied by the amount of that bonus pool, yielded a bonus for Mr. Missad of $1,174,814 for 2013. However, this amount exceeds our Company policy which prohibits the payment of a performance bonus that is more than 175% of a participant’s base salary at the time the bonus is payable.  Therefore, Mr. Missad received a bonus of $922,163 for 2013, which was approximately 15.7% of the Corporate Business Unit bonus pool.

The following table discloses and explains the determination of bonuses earned by the Named Executives under our Company’s Performance Bonus Plan for 2013. As is explained in footnote (2) in the following table, because any bonus payment under this Plan may not exceed 175% of a participant’s base salary at the time the bonus is payable, the actual amount paid to Messrs. Missad and Webster was less than the amount they earned.

Named Executive	ROI	Percent of Pre-Bonus Operating Profit Contributed to the Corporate Business Unit Bonus Pool (%)	Allocation of Participation in the Corporate Business Unit Bonus Pool (%)	Performance Bonus Paid ($)
Matthew J. Missad		5.99%	20.00%	$992,163	(1)
Michael R. Cole		5.99	7.50%	$460,555
Patrick M. Webster		5.99	15.00%	$677,399	(1)
Robert W. Lees	(2)	(2)	(2)	$490,211
Allen T. Peters	(2)	(2)	(2)	$433,750

(1)	For 2013, Messrs. Missad and Webster earned bonuses equal to $1,174,814 and $881,111, respectively.

(2)	For 2013, Messrs. Lees and Peters did not participate in the Corporate Business Unit bonus pool. Rather, the incentive compensation for each of them was based upon the ROI of their respective Business Unit.

Our Company has more than 80 bonus pools, one for each Business Unit, as well as the separate Corporate Business Unit pool.

In January 2011, the Committee increased the ROI threshold from 0% to 2.5% for 2011, and to 3.5% for 2012, for all non-site-built operations.  In January 2013, the Committee increased the ROI threshold from 3.5% to 5.0% for the individual plant pools for 2013, and to 6.0% and 7.0% for 2014 and 2015, respectively.  Site-built operations continued to have an ROI threshold of 0% for 2011 and 2012, but resumed the normal threshold of 5.0% for 2013 and thereafter.

The Committee has established a maximum cash performance bonus of 1.75 times base salary at the time the bonus is payable.

Chief Executive Officer.  The Committee annually reviews and establishes our Chief Executive Officer’s base salary.  Mr. Missad’s salary is based on comparable compensation data, the Committee's assessment of his past performance, and its expectation as to his future contributions in leading our Company.  Mr. Missad's base salary fell in the lower quartile of the salaries of comparable executives in our peer group.  The Committee has complete discretion in setting the base salary for Mr. Missad (who does not have an employment agreement with our Company).  For 2014, Mr. Missad is eligible to receive 20% of the Corporate Business Unit bonus pool, subject to the above-referenced maximum.

Long-Term Stock Incentive Plan.  In the past, we have provided long-term incentive compensation to our executive officers and key employees through stock options, grants of restricted shares, conditional stock grants, and other equity-based awards under the terms of our amended and restated Long Term Stock Incentive Plan ("LTSIP").  The Committee has complete discretion in determining eligibility for participation and the type and number of shares subject to awards made under the LTSIP.  Due to the changes in accounting for stock options, the Committee has not granted broad-based stock options to salaried employees since 2002.

For 2013, the long term incentive compensation element of our compensation program was paid in the form of restricted stock grants under our LTSIP to certain of our officers and managers on February 27, 2014, based upon performance during 2013. Our Chief Executive Officer recommended to the Committee, for its approval, the number of shares that are subject to each restricted stock award based upon his subjective assessment as to the appropriate number of shares to be granted to each recipient. The Committee determined the number of shares to be granted to our Chief Executive Officer.  For 2013 performance, the awards to our Named Executives ranged from a high of 2,400 shares granted to our Chief Executive Officer, to a low of 800 shares granted to certain of the other Named Executives. The relative number of shares subject to each award is based upon the employee’s role in our Company, whereby more senior level executives receive a larger grant than subordinate levels.  These restricted stock grants vest fully on the fifth anniversary of the date of grant, or earlier upon death, disability, retirement, or a change in control.  If the grantee leaves our Company prior to full vesting, the shares are forfeited.

We encourage and promote ownership of Company stock by our employees and directors. We have a Minimum Stock Ownership Policy that sets requirements for ownership of our common stock by our key employees and independent directors, as follows:

Title	Company Stock Ownership Requirement
Officers	$200,000
General Manager of Operations and Corporate Directors	$100,000
Operations Managers, Plant Managers, Sales Managers, Executive Managers and Senior Managers	$50,000
Independent Directors	2,500 shares

To help our key employees (other than executive officers, who are not eligible to receive or maintain a loan once they become an executive officer) reach their minimum stock ownership requirement, our Company established an Executive Stock Purchase Assistance Plan under which key employees were offered the right to borrow money from our Company to purchase stock with interest at the applicable federal rate. Following the adoption of the Stock Match Program (the “SMP”) in 2011, loans and associated shares are no longer issued under this Plan.

The SMP was approved by our Board and became effective June 1, 2011.  Under the SMP, our Company grants shares of restricted Company stock to employees who invest in shares of Company stock under our Deferred Compensation Plan (the “DCP”).  Our Company grants $0.85 of Company stock for each $1.00 deferred and invested in Company stock under the DCP.  The shares granted under the SMP vest in full on the fifth anniversary of the grant date, subject to certain acceleration events.

Our DCP allows key employees to defer a portion of their salary and/or bonus.  Participants in the DCP may elect to invest the deferred amounts in certain investment alternatives, including our common stock.  Also, under the DCP, if a key employee’s ownership of our common stock is below certain targeted thresholds, the amount of the deferral must be used to invest in shares of our common stock.  Any investment in shares of our common stock is made at a 15% discount from the then prevailing market price of our common stock.  In general, each employee receives a payout of his or her DCP account one year from the date they leave our Company, unless preceded by retirement, death, or change in control, in which case the employee or his or her beneficiary may receive the distribution earlier, subject to DCP provisions.

We have a shareholder approved Employee Stock Purchase Plan (the “ESPP”) which allows our employees to make a payroll deduction or lump sum contribution, or both, for the purchase of our common stock.  Shares of our common stock are purchased with the money in the employee's account on the last trading day of the quarter, at a 15% discount from the then prevailing market price of our common stock.  All eligible employees with at least one year of service may participate in the ESPP.  Under the ESPP, an employee may not acquire more than $25,000 of our common stock in any one plan year, based upon the fair market value of our stock as of the date of purchase.

We have a Stock Gift Program under which eligible employees receive a modest amount of our common stock on specified service anniversaries with our Company.

Executive Retirement Plan. On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of service to our Company and at least 10 years of service as an officer.  The Plan provides for a retirement benefit at age 62 or later of 150% of base salary paid over three years after retirement, death, or disability, plus the monthly cost of COBRA coverage.

Impact of Restatements Retroactively Impacting Financial Goods. Our Company has not had any material restatement of prior financial results.  If such restatements were to occur, the Committee and Board would review the matter and determine what, if any, adjustment to current or prior compensation might be appropriate.

Deductibility of Compensation.  Our policy is to pay all earned compensation regardless of whether it exceeds the One Million Dollar ($1,000,000.00) limitation on compensation deductions set forth in Section 162(m) of the Internal Revenue Code.  To ensure the maximum tax deductibility for our Company, we received shareholder approval of our Performance Bonus Plan at our 1999 Annual Meeting of Shareholders.

PERSONNEL AND COMPENSATION COMMITTEE REPORT

The primary purpose of the Personnel and Compensation Committee of our Board of Directors is to assist the Board in discharging its responsibilities related to the compensation of our Company's executives.  The Committee’s responsibilities are more fully described in its Charter, which is available on our website.

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement.  Effective as of March 6, 2014, based upon that review and those discussions, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement

Bruce A. Merino, Chairman
John M. Engler
John W. Garside
Thomas W. Rhodes
Louis A. Smith

Summary Compensation Table

The following table shows certain information regarding the compensation for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for each of our last three fiscal years (the "Named Executives").

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compen-sation (1)(3)	All Other Compen- sation (4)	Total
Matthew J. Missad, Chief Executive Officer	2013 2012 2011	$514,925 506,875 387,655	$222,251 175,990 123,210	$922,163 563,144 200,623	$51,241 44,518 24,498	$1,710,580 1,290,527 735,987
Michael R. Cole, Chief Financial Officer	2013 2012 2011	304,408 297,716 292,969	90,858 87,995 38,210	460,555 211,179 94,042	43,246 36,210 36,024	899,067 633,100 461,246
Patrick M. Webster, President and Chief Operating Officer	2013 2012 2011	375,058 369,185 363,011	155,891 145,660 142,315	677,399 422,358 235,105	41,481 46,272 33,963	1,249,829 983,475 774,395
Robert W. Lees, President, UFP Eastern Division	2013 2012 2011	279,870 276,779 272,372	53,088 72,830 80,710	490,211 269,540 101,404	31,083 34,454 23,765	854,252 653,603 478,252
Allen T. Peters, President, UFP Western Division	2013 2012 2011	244,167 233,333 215,000	85,439 32,880 28,657	433,750 385,167 152,706	35,581 36,123 24,750	798,936 687,503 421,114

(1)	Includes amounts deferred by the Named Executives under our Profit Sharing and 401(k) Plan and DCP. The 2013 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $50,000 for Mr. Cole, $115,000 for Mr. Webster, $115,000 for Mr. Lees, and $46,975 for Mr. Peters. The 2012 amounts include deferrals under the DCP in the amount of $115,000 for Mr. Missad, $112,000 for Mr. Cole, $115,000 for Mr. Webster, $115,000 for Mr. Lees, and $3,000 for Mr. Peters. The 2011 amounts include deferrals under the DCP in the amount of $100,000 for Mr. Missad, $110,000 for Mr. Webster, and $60,000 for Mr. Lees.

(2)	The 2013 amounts include 2,400 shares granted to Mr. Missad, 1,200 shares granted to Mr. Webster, 800 shares granted to Messrs. Cole, Lees, and Peters on February 27, 2014 under the LTSIP based upon performance during 2013. The 2012 amounts include 2,250 shares granted to Mr. Missad, 1,125 shares granted to Mr. Cole, 1,500 shares granted to Mr. Webster, and 750 shares granted to Messrs. Lees and Peters on July 19, 2012 under the LTSIP. The 2011 amounts include 1,000 shares granted to Messrs. Missad, Cole, and Lees, 1,500 shares granted to Mr. Webster, and 750 shares granted to Mr. Peters on February 1, 2011 under the ESGP. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

The 2013 amounts include the Company match under the SMP on February 27, 2014 to Messrs. Missad, Cole, Webster, Lees, and Peters in the amount of 1,619, 843, 1,619, 160, and 745 shares, respectively. The 2012 amounts include the Company match under the SMP on February 28, 2013 to Messrs. Missad, Cole, Webster, Lees, and Peters in the amount of 2,146, 1,083, 2,146, 1,090, and 63 shares, respectively. The 2011 amounts include the Company match under the SMP on February 27, 2012 to Messrs. Missad, Webster, and Lees in the amount of 2,502, 2,535, and 1,251 shares, respectively.

(3)	Represents annual bonus payments under performance-based bonus plans tied to our operating profit and ROI, which cover substantially all salaried employees. The amounts in this column for 2011 and 2012 reflect the bonus earned for that year but paid in February of the subsequent year. As explained above, for 2013, the bonus payments to Messrs. Missad and Webster were less than the amount they earned due to our policy that bonus payments may not exceed 175% of an employee’s base salary at the time the bonus is payable.

(4)	The amounts in this column represent Company contributions to our Profit Sharing and 401(k) Plan for 2013 in the amount of $3,250 for Mr. Missad, and $3,825 for Messrs. Cole, Webster, Lees, and Peters. Subject to certain requirements, including age and service requirements, all of our employees are eligible to participate in our Profit Sharing and 401(k) Plan.

Also included in this column is personal use of corporate aircraft for 2013 in the amount of $14,655 for Mr. Missad, $4,236 for Mr. Webster, and $1,111 for Mr. Peters.  We permit limited personal use of corporate aircraft by the Named Executives, and personal use of our aircraft requires approval by our Chief Executive Officer.  We calculate the incremental cost to our Company for personal use of our aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; landing, parking and hangar fees; supplies; and other variable costs.  Since our aircraft is used primarily for business travel, we do not include the fixed costs that do not change based on personal usage, such as pilots’ salaries, the purchase or leasing costs of our aircraft, and the cost of maintenance not related to specific trips.

The amount in this column also includes the following fringe benefits, none of which exceeded the greater of $25,000 or 10% of the Named Executive's aggregate fringe benefits: automobile allowance, automobile insurance, gasoline, use of Company-owned property, insurance premiums, a convenience allowance, and taxes paid on behalf of the Named Executive.

Narrative Disclosure of Perquisites and Benefits

We provide benefit programs to executive officers and other employees.  The following table generally identifies such benefit plans and those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Certain Managers	Full-Time Exempt Employees	Full-Time Non-Exempt Employees
401(k) Plan	√	√	√	√
Medical/Dental/Vision Plans	√	√	√	√
Life and Disability Insurance	√	√	√	√
Employee Stock Purchase Plan	√	√	√	√
ROI Bonus Plan	√	√	√	Not Offered
Hourly ROI Bonus	Not Offered	Not Offered	Not Offered	√
Equity Incentive Plans	√	√	√	Not Offered
Change in Control and Severance Plan	√	√	Not Offered	Not Offered
Deferred Compensation Plan	√	√	Not Offered	Not Offered
Executive Retirement Plan	√	Not Offered	Not Offered	Not Offered
Holiday Gifts Not Exceeding $1,500	√	√	√	√

We believe perquisites for executive officers should be limited in scope and value.  As a result, we have historically provided nominal perquisites.  The following table generally illustrates the perquisites we do and do not provide, and identifies those employees who may be eligible to receive them.

Type of Perquisites	Executive Officers	Certain Managers	Full-Time Employees
Employee Discount	√	√	√
Convenience Allowance (1)	√	Not Offered	Not Offered
Automobile Allowance	√	√	Not Offered (2)
Personal Use of Company Aircraft	Only with CEO Approval	Only with CEO Approval	Not Offered

(1)	We provide our officers with a limited taxable convenience allowance which they may use for household management, health and well being, and similar expenses.

(2)	Certain sales and management personnel receive an automobile allowance. Other employees receive reimbursement, in accordance with the Internal Revenue Code, of various costs incurred in connection with the utilization of their personal vehicles in connection with business travel.

Grants of Plan-Based Awards

The following table reflects the grant of plan-based awards in fiscal 2013 to the Named Executives, and sets forth information on possible payouts to the Named Executives under our Performance Bonus Plan for fiscal 2013.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Maximum (2) ($)	Threshold (#)	Maximum (#)
Matthew J. Missad	02/27/14 02/28/13	0	$922,163	0	0	2,400 2,146	0	0	$132,720 87,087
Michael R. Cole	02/27/14 02/28/13	0	551,220	0	0	800 1,083	0	0	44,240 43,948
Patrick M. Webster	02/27/14 02/28/13	0	677,339	0	0	1,200 2,146	0	0	66,360 87,084
Robert W. Lees	02/27/14 02/28/13	0	500,010	0	0	800 1,090	0	0	44,240 44,232
Allen T. Peters	02/27/14 02/28/13	0	441,875	0	0	800 63	0	0	44,240 2,556

(1)	The amounts reported in these columns are not actual awards; rather, they represent the maximum awards that could have been earned by each Named Executive for fiscal 2013 under our Performance Bonus Plan. The actual amount paid to each Named Executive under this plan for fiscal 2013 is reported in the Summary Compensation Table. Amounts earned under this plan are required to be paid within 75 days after our fiscal year-end and are subject to the maximum payment amount described in footnote (2). For details regarding how awards are determined under the plan, see the "Compensation Discussion and Analysis" section of this Proxy Statement.

(2)	This amount is 1.75 times base salary at the time the bonus is payable.

(3)	Reflects the grant of restricted shares made in fiscal 2014 based upon performance in 2013. The shares of restricted stock vest in full on the fifth anniversary of the grant date, subject to accelerated vesting upon death, disability, retirement, or a change in control of our Company. The grant date fair value of the awards is included in the “Stock Awards” column in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards held by the Named Executives as of December 28, 2013:

			Option Awards				Stock Awards
Name	Grant Date	Vesting Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Matthew J. Missad	02/28/13	02/28/18					2,146	$111,656
	07/19/12	07/19/17					2,250	117,067
	02/27/12	02/27/17					2,502	130,179
	02/01/11	02/01/16					1,000	52,030
	02/01/10	02/01/15					1,000	52,030
	02/01/09	02/01/14					1,000	52,030
	08/01/04	08/01/14	0	4,000	$30.64	08/01/15
Michael R. Cole	02/28/13	02/28/18					1,083	56,348
	07/19/12	07/19/17					1,125	58,533
	02/01/11	02/01/16					1,000	52,030
	02/01/10	02/01/15					1,000	52,030
	02/01/09	02/01/14					1,000	52,030
	08/01/04	08/01/14	0	4,000	30.64	08/01/15
	01/01/00	04/01/15	0	5,000	26.49	04/01/16
Patrick M. Webster	02/28/13	02/28/18					2,146	111,656
	07/19/12	07/19/17					1,500	78,045
	02/27/12	02/27/17					2,535	131,896
	02/01/11	02/01/16					1,500	78,045
	02/01/10	02/01/15					1,500	78,045
	02/01/09	02/01/14					1,500	78,045
Robert W. Lees	02/28/13	02/28/18					1,090	56,712
	07/19/12	07/19/17					750	39,022
	02/27/12	02/27/17					1,251	65,089
	02/01/11	02/01/16					1,000	52,030
	02/01/10	02/01/15					1,000	52,030
	02/01/09	02/01/14					1,000	52,030
Allen T. Peters	02/28/13	02/28/18					63	3,277
	07/19/12	07/19/17					750	39,022
	02/01/11	02/01/16					750	39,022
	02/01/10	02/01/15					750	39,022
	02/01/09	02/01/14					750	39,022

(1)	Represents shares of restricted stock granted to each Named Executive. The shares are subject to risks of forfeiture until they vest in full. Subject to accelerated vesting for death, disability, retirement, or a change in control of our Company, the shares vest in full on the fifth anniversary of the grant date.

(2)	The market value of the shares in these columns is based upon the closing price of our common stock as of December 28, 2013.

Option Exercises and Stock Vested

The following table provides information on the number and value of options exercised and stock grants vested in 2013 by the Named Executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Matthew J. Missad	16,000	$297,760	0	0
Michael R. Cole	16,000	254,776	0	0
Patrick M. Webster	5,000	76,082	0	0
Robert W. Lees	0	0	0	0
Allen T. Peters	0	0	0	0

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

Non-Qualified Deferred Compensation

The following table provides certain information relating to each deferred compensation plan that provides for the deferral of compensation on a basis that is not tax qualified.  The aggregate balance amounts are based entirely on employee deferrals and earnings on these deferrals.

Names	Executive Contributions in 2013 (1)	Company Contributions in 2013 (2)	Aggregate Earnings in 2013 (3)	Aggregate Withdrawals / Distributions in 2013	Aggregate Balance at December 28, 2013 (4)
Matthew J. Missad	$115,000	$20,294	$221,487	0	$838,104
Michael R. Cole	50,000	8,823	74,756	0	300,189
Patrick M. Webster	115,000	20,294	452,001	0	1,825,499
Robert W. Lees	115,000	1,323	329,446	0	1,731,993
Allen T. Peters	46,975	8,289	2,073	0	9,838

(1)	Each of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary in the Summary Compensation Table. The amounts shown include deferrals under our DCP from the annual bonus earned for 2013 and monthly salary for 2013 for Mr. Missad of $100,000 and $15,000, respectively; from the annual bonus earned for 2013 and monthly salary for 2013 for Mr. Cole of $35,000 and $15,000, respectively; from the annual bonus earned for 2013 and monthly salary for 2013 for Mr. Webster of $100,000 and $15,000, respectively; from the annual bonus earned for 2013 and monthly salary for 2013 of Mr. Lees of $100,000 and $15,000, respectively; and from the annual bonus earned for 2013 and the monthly salary for 2013 of Mr. Peters of $43,375 and $3,600, respectively.

(2)	The amounts reflect the Company’s 15% discount for shares of Company common stock acquired under our DCP attributable to fiscal 2013 salary and/or bonus deferrals.

(3)	Amounts shown are credited to the Named Executive's deferred compensation account(s). The amounts reflect the earnings on various investments in the account(s), including investments in our common stock.

(4)	The amount deferred by Mr. Lees for a 1985 deferral plan was used to purchase a life insurance policy to fund the benefit. The amount in this column includes cash surrender values for Mr. Lees of $258,578 for the 1985 deferral plan.

Our DCP allows key employees to defer a portion of their incentive bonus and base salary. The maximum amount a Named Executive can defer is $100,000 from incentive compensation and $15,000 from base salary, per year.  As described in the Compensation Discussion and Analysis, amounts deferred must be invested in our common stock until certain ownership requirements are met.  Payouts occur as provided at the time of employee deferral, or if not specified by the employee, upon separation from employment.

Other Post-Employment Compensation

Severance Agreements

On October 14, 2010, the Committee approved an Executive Retirement Plan for officers with 20 or more years of service to the Company and at least ten years of service as an officer.  The Plan provides for a retirement benefit at age 62 or later of 150% of base salary (based upon the executive’s highest annual base salary during the three year period preceding retirement) and is payable over three years after retirement, death, or disability, together with a stipend toward the purchase of health insurance during the three year period.

Potential Payments upon Termination, Death, Disability, Retirement, or Change in Control

The following table quantifies the incremental amounts that would have been vested and become payable on December 28, 2013 to each Named Executive in the event of death, permanent disability, retirement, or change in control.

	Benefit	Death	Disability	Retirement (1)	Change in Control (2)
Matthew J. Missad(3)	Cash Severance (4)	$773,400	$773,400	$773,400	$1,546,800
	Equity: (5)
	- Restricted Stock	514,993	514,993	514,993	514,993
	- Unexercisable Options	0	0	0	85,560
	Health and Welfare	26,190	26,190	26,190	26,190
	TOTAL:	1,314,583	1,314,583	1,314,583	2,173,543
Michael R. Cole	Cash Severance (4)	457,475	457,475	457,475	304,983
	Equity: (5)
	- Restricted Stock	270,972	270,972	270,972	270,972
	- Unexercisable Options	0	0	0	213,260
	Health and Welfare	26,190	26,190	26,190	26,190
	TOTAL:	754,637	754,637	754,637	815,405
Patrick M. Webster	Cash Severance (4)	563,327	563,327	563,327	751,102
	Equity: (5)
	- Restricted Stock	555,732	555,732	555,732	555,732
	- Unexercisable Options	0	0	0
	Health and Welfare	26,190	26,190	26,190	26,190
	TOTAL:	1,145,249	1,145,249	1,145,249	1,333,024
Robert W. Lees	Cash Severance (4)	420,180	420,180	420,180	560,240
	Equity: (5)
	- Restricted Stock	316,915	316,915	316,915	316,915
	- Unexercisable Options	0	0	0	0
	Health and Welfare	26,190	26,190	26,190	26,190
	TOTAL:	763,285	763,285	763,285	903,345
Allen T. Peters	Cash Severance (4)	45,548	45,548	45,548	490,000
	Equity: (5)
	- Restricted Stock	160,408	160,408	160,408	160,408
	- Unexercisable Options	0	0	0	0
	Health and Welfare	26,190	26,190	26,190	26,190
	TOTAL:	232,146	232,146	232,146	676,598

(1)	Accounts of the Named Executives in deferred compensation plans and 401(k) plans are not included.

(2)	Our Company has a change in control policy which provides payments to certain executives who would likely be subject to job loss or significant change in job duties upon a change in control. Mr. Missad would have received three years of salary, Messrs. Webster, Lees, and Peters would have received two years of salary, and Mr. Cole would have received one year of salary.

(3)	In accordance with our Company's practice, Mr. Missad and the Committee will determine an appropriate severance package commensurate with his service to our Company at an appropriate time. Amounts listed for Mr. Missad are based on the Executive Retirement Plan format.

(4)	None of our Named Executives has an employment agreement with our Company. In lieu of severance, our Board has approved an Executive Retirement Plan for officers who have been employed by our Company for 20 years and officers for 10 years. Upon death, permanent disability, or retirement at age 62 or later, Named Executives will receive three annual cash payments, with each payment equal to one-half the base salary for the period prior to the separation, plus payments for COBRA coverage or its equivalent for 36 months. The payments for COBRA are listed in the Health and Welfare line in the table. Mr. Peters has not yet met the service requirements of the policy. The Committee retains discretion to award severance to an officer with 20 years of service and ten years as an officer who does not meet the age requirements for retirement.

(5)	Stock awards and stock options which are already vested are not included in the table, nor are earned but unpaid cash bonuses. Unexercisable stock options are shown at the market value on December 28, 2013, less the exercise price.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board during fiscal 2013.

Names	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation	Total
William G. Currie (3)	$104,648	$81,160	$110,373	$296,181
John M. Engler	65,824	62,700	0	128,524
John W. Garside	65,824	62,700	0	128,524
Gary F. Goode (4)	87,324	62,700	0	150,024
Bruce A. Merino (5)	70,824	62,700	0	133,524
Mark A. Murray (5)	76,824	62,700	0	139,524
Thomas W. Rhodes	67,324	62,700	0	130,024
Louis A. Smith	80,324	62,700	0	143,024

(1)	For 2013, each independent director (except for Mr. Currie) received a $52,324 annual retainer fee, $1,500 for attendance at each regular and special meeting of the Board, and $1,500 for each committee meeting they attended. Each independent director may participate in the Director Retainer Stock Plan (the "DRSP"). The DRSP provides that the director may elect to receive Company stock, on a deferred basis, at a rate of 110% of their deferred annual retainer, Board and committee meeting fees, and any committee chairperson fees (collectively, the “Deferred Retainer”) in lieu of cash compensation for the Deferred Retainer. Messrs. Engler, Garside, Rhodes, and Smith participated in the DRSP and were allocated shares of Company stock, in lieu of cash fees, in the following respective amounts during 2013: 1,711 shares, 1,780 shares, 1,804 shares, and 2,074 shares. Also, beginning in 2012, directors could elect to defer the receipt of shares earned under our Director Stock Grant Program, described in footnote (2) below.

(2)	Under our ESGP, each independent director is granted 1,000 shares of Company stock each year. Those shares are subject to vesting on the fifth anniversary of the date of grant, subject to earlier vesting upon the attainment of age 60, death, disability or a change in control. Also, under our Director Stock Grant Program, each independent director (except for Mr. Currie) receives 100 shares of common stock for each Board meeting they attend, up to a maximum of 400 shares per year. Messrs. Engler, Garside, Goode, Merino, Murray, Rhodes, and Smith each received 400 shares on February 27, 2014. Each of those directors, other than Messrs. Merino and Murray, elected to defer receipt of those shares under our DRSP. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, "Compensation-Stock Compensation." The assumptions used in calculating these amounts are based on a vesting period of five years, subject to acceleration upon reaching age 60.

(3)	Mr. Currie received $110,373 as a payout on a deferred compensation plan from amounts deferred in prior years, and $104,648 for serving as Chairman of the Board. As Chairman, Mr. Currie is granted 2,000 shares of Company stock each year under our ESGP. Beginning in 2014, Mr. Currie will also receive $1,500 for each regular and special Board meeting he attends.

(4)	Mr. Goode is Chairman of the Audit Committee and receives an additional $20,000 per year for serving in that capacity.

(5)	Mr. Merino is Chairman of the Personnel and Compensation Committee and receives an additional $5,000 per year for serving in that capacity. Mr. Murray is Chairman of the Nominating and Corporate Governance Committee and receives an additional $5,000 per year for serving in that capacity.

Each director is also entitled to reimbursement for his or her reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials.  Each director is required to own a minimum of 2,500 shares of our Company stock within two years of joining our Board, and each of our existing directors has satisfied this requirement.

Equity Compensation Plan Information

As discussed above, we maintain certain equity compensation plans under which shares of our common stock are authorized for issuance to employees and directors in exchange for services.  The following sets forth certain information regarding our equity compensation plans as of December 28, 2013.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans [excluding shares reflected in column (a)] (1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	32,474	$31.65	3,077,668
Equity compensation plans not approved by security holders	none

(1)	The number of shares remaining available for future issuance under equity compensation plans, excluding outstanding options, warrants, or similar rights, as of December 28, 2013, is as follows: 131,000 shares for our Employee Stock Purchase Plan, 44,196 shares for our Directors Retainer Stock Plan, and 3,221 shares for our Stock Gift Program. In addition, the remaining 2,899,251 shares available for future issuance under our LTSIP, may be made in the form of options as well as stock appreciation rights, restricted stock, performance shares, or other stock-based awards.

AUDIT COMMITTEE REPORT

On February 24, 2014, the Audit Committee submitted to the Board of Directors the following report:

The Committee has reviewed and discussed with management our Company's audited financial statements as of and for the year ended December 28, 2013.

The Committee has discussed with our independent auditors the matters covered by Public Company Accounting Oversight Board (PCAOB) standards, AU Section 380 Communication with Audit Committees.

The Committee has received from E&Y the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y's communications with the Audit Committee concerning independence, has discussed with E&Y their independence, and has satisfied itself as to E&Y’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Company's Annual Report on Form 10-K for the year ended December 28, 2013.

Gary F. Goode, Chairman
Mark A. Murray
Thomas W. Rhodes
Louis A. Smith

The reports of the Audit Committee and the Personnel and Compensation Committee shall not be deemed to be soliciting material filed or by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and greater than 10% beneficial owners to file reports of ownership and changes in ownership of shares of common stock with the SEC, and applicable regulations require them to furnish us with copies of all Section 16(a) reports they file.  Based solely upon review of the copies of such reports furnished to us, or written representations that no such reports were required, all Section 16(a) filing requirements applicable to the reporting persons were made in compliance with the Exchange Act.

RELATED PARTY TRANSACTIONS

The Audit Committee has responsibility to review, approve, or ratify related party transactions involving directors, executive officers, and their respective affiliates and immediate family members. As a general practice, our Board has required the related party, if a Board member, to recuse himself or herself from the meeting, and the Board considers the proposed transaction on the basis of what is fair to our Company and is in the best interest of our shareholders.  There were no reportable related party transactions during 2013.

AVAILABILITY OF FORM 10-K

Shares of our common stock are traded under the symbol UFPI on The Nasdaq Stock Market.  Our Form 10-K filed with the SEC will be provided free of charge to any shareholder upon written request.  Significant financial information is available on our website at http://www.ufpi.com.  For more information, contact our Investor Relations Department at 2801 East Beltline NE, Grand Rapids, MI 49525.

SHAREHOLDER PROPOSALS

Shareholders who intend to submit a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Shareholders may do so by following the procedures described in SEC Rule 14a-8.  To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than November 4, 2014.  Proposals of shareholders should be addressed to the attention of Secretary, 2801 East Beltline NE, Grand Rapids, MI 49525.  In addition, under our Bylaws, no business may be brought before an annual meeting unless it is specified in a notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary (containing certain information specified in the Bylaws about the shareholder and the proposed action), not less than 30 days prior to the date of the originally scheduled meeting.  This requirement is separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials.

As of the date of this Proxy Statement, no proposals from any shareholders to be presented at the 2014 Annual Meeting of Shareholders have been received by us.

HOUSEHOLDING OF PROXY MATERIALS

Only one annual report and proxy statement are sent to multiple shareholders sharing a single address, unless we have received instructions to the contrary from one or more of such shareholders. If you prefer to receive individual copies of the proxy materials, send your request in writing to the attention of Investor Relations Department, 2801 East Beltline NE, Grand Rapids, MI 49525, or call 800-598-9663.

March 7, 2014

By Order of the Board of Directors,

David A. Tutas, General Counsel and Secretary

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 16, 2014.

UNIVERSAL FOREST PRODUCTS, INC. UNIVERSAL FOREST PRODUCTS, INC. ATTN: DAVID A. TUTAS 2801 EAST BELTLINE AVE. NE GRAND
Meeting Information

Meeting Type:             Annual Meeting
For holders as of:       February 18, 2014
Date:  April 16, 2014               Time:  8:30 AM
Location:   Universal Forest Products, Inc.
Technology and Training Bldg.
2880 East Beltline Lane, NE
Grand Rapids, MI 49525

RAPIDS, MI 49525

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

—   Before You Vote   —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT                            ANNUAL REPORT

How to View Online:
Have the information that is printed in the box marked by the arrow    (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:                 www.proxyvote.com
2) BY TELEPHONE:       1-800-579-1639
3) BY E-MAIL*:                      sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow   (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 2, 2014 to facilitate timely delivery.

—  How To Vote  —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com.  Have the information that is printed in the box marked by the arrow  (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends  you vote FOR the following:

1.	Election of Directors

Nominees:

01)	Gary F. Goode
02)	Mark A. Murray
03)	Mary E. Tuuk

The Board of Directors  recommends  you vote FOR the following  proposals:

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2014.

3.	To approve executive compensation (this is an advisory vote).

NOTE: Such other business as may properly come before  the meeting or any adjournment thereof.

UNIVERSAL FOREST PRODUCTS, INC. ATTN: DAVID A. TUTAS 2801 EAST BELTLINE AVE. NE GRAND RAPIDS, MI 49525
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting  instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ElEcTRONIc DElIVERY Of fuTuRE PROXY MATERIAlS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use  any touch-tone  telephone  to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIl
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
For directions to the meeting location and other special instructions for attending the meeting and voting in person, please review the proxy statement (available through the means noted above). At the meeting, you will need to request a ballot to vote these shares.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M66838-P48471	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

uNIVERSAl fOREST PRODucTS, INc.			for All	Withhold All	for All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote fOR the following:					number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors

Nominees:
	01)	Gary F. Goode
	02)	Mark A. Murray
	03)	Mary E. Tuuk

The Board of Directors recommends you vote fOR the following proposals:						for	Against	Abstain

2.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2014.					☐	☐	☐

3.	To approve executive compensation (this is an advisory vote).					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual  Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

uNIVERSAl fOREST PRODucTS, INc.
Annual  Meeting of Shareholders
April 16, 2014, 8:30 AM

This proxy is solicited by the Board of Directors

The undersigned   hereby appoints Matthew J. Missad and David A. Tutas as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock  of Universal Forest Products, Inc., held of record by the undersigned on February  18, 2014, at the Annual Meeting of Shareholders to be held April 16, 2014, and at any adjournment thereof.

This proxy, when properly executed,  will be voted in the manner directed herein. If no such direction is made, this proxy will be voted  in accordance  with the Board of Directors' recommendations. The shares represented  by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

continued and to be signed on reverse side